Exhibit 10.99

TESORO CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(Effective as of January 1, 2016)

The Company’s director compensation program for 2016 provides for an annual retainer of $280,000, payable $120,000 in cash and $160,000 in the form of restricted stock units representing the right to receive shares of common stock with dividend equivalent rights (“RSUs”). Such RSUs vest one year from the date of grant, which is made in connection with the annual meeting of stockholders.

In addition, independent Lead Director and Committee Chairs are entitled to the following annual amounts: Lead Director -- $75,000; Audit Committee Chair and Compensation Committee Chair -- $20,000; Environmental Health, Safety & Security Committee Chair and Governance Committee Chair -- $15,000.